Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Christopher Ranjitkar, Director, Investor Relations
(617) 219-1410

Government Properties Income Trust Completes Acquisition
of First Potomac Realty Trust

Newton, MA (October 2, 2017): Government Properties Income Trust (Nasdaq: GOV) today announced that it has completed its acquisition of First Potomac Realty Trust (NYSE: FPO), which includes 39 office properties (74 buildings) with approximately 6.5 million square feet that were 92.6% occupied as of June 30, 2017 (including two joint venture properties which were 50% and 51% owned by FPO).  This transaction was approved by FPO’s shareholders on September 26, 2017.  GOV acquired FPO for a total value of approximately $1.4 billion. The cash consideration paid to FPO shareholders was $11.15 per FPO common share, or approximately $652 million in aggregate.

About Government Properties Income Trust

GOV is a real estate investment trust, or REIT, which primarily owns properties located throughout the United States that are majority leased to the U.S. Government and other government tenants and office properties in the metropolitan Washington, D.C. market area that are leased to government and private sector tenants.  GOV is

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

(End)